EXHIBIT 10 (b)

                  [ SOTHEBY'S LETTERHEAD ]

April 17, 1996

Marquess of Hartington
Beamsley Hall
Bolton Abbey, Skipton
North Yorkshire BD23 6HD

Dear Stoker,

I am delighted to confirm the details of your new role as Deputy Chairman, Sotheby's Holdings, effective April 15,
1996. In this non-executive role, you would devote approximately two days per week to Sotheby's focusing on the following:

     1. VIP Business Getting - UK (US, Europe on an occasional basis- particularly France and Germany)
     2. VIP visits with Henry Wyndham, James Stourton, others plus lunches/receptions
     3. Strategic advice to Dede Brooks, George Bailey,
        Henry Wyndham and Simon de Pury
     4. Negotiations on Private Treaty Deals
     5. Monday Continental and UK Business Development
        Meetings
     6. Assisting George Bailey and Henry Wyndham on
        Sotheby's II
     7. Continued role on Board
     8. Assisting Dede Brooks and Hugh Hildesley with
        Advisory Board

You will remain member of the Holdings Company Board and will receive normal Director's fee of $20,000 per year, annual stock grants (presently 750 shares), meeting fees, and reimbursement of Board related travel expenses.

In respect to your new responsibilities, you will be paid consulting fees of GBP50,000 per year and will be reimbursed for related expenses. You will receive a consulting agreement to be renewed annually which incorporates the above.

We will arrange for an office to be located near Henry, George and Simon, and Tiffany Wood will provide secretarial assistance. On a quarterly basis, we will discuss and agree upon your schedule.

Stoker, I am enormously excited about the opportunity to work even more closely together in the years ahead.

Sincerely,
By: /s/ Dede Brooks
Dede Brooks